SENIOR SECURED

TERM LOAN CREDIT AGREEMENT

dated as of

October 23, 2012

by and between

MONROE CAPITAL CORPORATION

as Borrower

and

ING CAPITAL LLC, as Lender

i

(ii)

(iii)

SCHEDULE 2.02	-	Borrower’s Account
SCHEDULE 3.12(a)	-	Subsidiaries
SCHEDULE 3.12(b)	-	Investments
SCHEDULE 3.16	-	Capitalization
SCHEDULE 6.07	-	Transactions with Affiliates

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Underwriting Agreement
EXHIBIT C	-	Form of Borrowing Request
EXHIBIT D	-	CLO Buyback Purchase and Sale Agreement
EXHIBIT E	-	CLO Buyback Escrow Agreement
EXHIBIT F	-	CLO Escrow Agreement
EXHIBIT G	-	CLO Purchase and Sale Agreement
EXHIBIT H	-	SBIC Escrow Agreement
EXHIBIT I	-	SBIC Purchase and Sale Agreement
EXHIBIT J	-	CLO Best Efforts Letter Agreement
EXHIBIT K	-	SBIC Best Efforts Letter Agreement

(iv)

SENIOR SECURED TERM LOAN CREDIT AGREEMENT dated as of October 23, 2012 (this “Agreement”), by and between MONROE CAPITAL CORPORATION, a Maryland corporation (the “Borrower”) and ING CAPITAL LLC, as lender (the “Lender”).

WHEREAS, the Borrower has requested that the Lender extend credit to the Borrower pursuant to the obligations to provide the term loan as set forth herein and the Lender has agreed to extend such credit upon the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means the acquisition of the assets as of the Funding Date constituting the Portfolio Investments pursuant to the terms and conditions set forth in the Portfolio Sellers Purchase and Sale Agreements.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” of an Obligor shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business.

“Affiliate Agreements” means, collectively, (a) the Investment Advisory and Management Agreement, dated as of October 23, 2012 between the Borrower and the Investment Advisor, (b) the Staffing Agreement, dated as of October 23, 2012, by and between Monroe Capital Management Advisors, LLC and Investment Advisor, (c) the Administration Agreement, dated as of October 23, 2012 by and between Borrower and Monroe Capital Management Advisors, LLC and (d) the Trademark License Agreement, dated as of October 23, 2012, by and between Monroe Capital, LLC and Borrower.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the LIBO Rate for deposits in U.S. dollars for a period of three (3) months plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or such LIBO Rate, as the case may be.

“Applicable Margin” means 2.75% per annum.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee, in the form of Exhibit A or any other form approved by the Lender.

“BDC Election” has the meaning assigned to such term in Section 5.09.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the manager or board of managers, as applicable, of such person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Unwind Agreements” means (a) each assignment and assumption agreement or any other similar agreements executed by and among the Borrower, the CLO Portfolio Seller and the underlying agent, as applicable, and (b) each assignment and assumption agreement or any other similar agreements executed by and between the Borrower and the SBIC Portfolio Seller, in each case in form and substance satisfactory to the Lender, and pursuant to which the transfer of the Portfolio Investments from the SBIC Portfolio Seller to the Borrower is rescinded.

“Borrowing Request” means the request by the Borrower for a borrowing of the Loan substantially in the form of Exhibit C hereto or such other form as is reasonably acceptable to the Lender. The Borrowing Request is a Term Loan Document.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Buyback/Rescission Obligation” means, (a) with respect to the CLO Portfolio Seller, the irrevocable obligation of such CLO Portfolio Seller to immediately and with no further approval required on the part of the Borrower, such CLO Portfolio Seller, or any third party (other than, to the extent necessary, any administrative agent under the credit documents relating to any Portfolio Investment), upon the occurrence or during the continuation of an Event of Default as a result of the failure of the IPO Conditions in Section 5.09(b) or (d) to be satisfied hereunder, repurchase the Portfolio Investments pursuant to the applicable Purchase and Sale Agreement to which the CLO Portfolio Seller is a party; and (b) with respect to the SBIC Portfolio Seller, the irrevocable obligation of such SBIC Portfolio Seller to ensure that, immediately and with no further approval required on the part of the Borrower, such SBIC Portfolio Seller, or any third party, upon the occurrence or during the continuation of an Event of Default as a result of the failure of the IPO Conditions in Section 5.09(b) or (d) to be satisfied hereunder, the sale of all Portfolio Investments by the SBIC to the Borrower be rescinded in all respects.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated by the requisite members of the Board of Directors of the Borrower nor (ii) appointed by a majority of the directors so nominated, (c) the Investment Advisor shall cease to be the investment adviser of the Borrower, (d) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Investment Advisor, (e) either (i) Theodore Koenig fails to own more than 50% of each issued and outstanding class of Equity Interest of the Investment Advisor or (ii) the Investment Advisor ceases to be Controlled by at least two of the Permitted Holders or (f) any three of the Permitted Holders cease to be actively involved in the operations of each of the Borrower and the Investment Advisor.

“Change in Law” means (a) the adoption of any law, rule or regulation or treaty after the Effective Date, (b) any change in any law, rule or regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by the Lender (or, for purposes of Section 2.7, by any lending office of the Lender or by the Lender’s parent, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date, provided that, notwithstanding anything herein to the contrary, (I) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (II) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee On Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“CLO Buyback Purchase and Sale Agreement” means the Loan Purchase and Sale Agreement, in the form attached hereto as Exhibit D, by and between the Borrower, as seller, and the CLO Portfolio Seller, as purchaser, and acknowledged by the Lender, for the purchase of Portfolio Investments.

“CLO Buyback Escrow Agreement” means the Cash Escrow Agreement, in the form attached hereto as Exhibit E, by and among Lender, Borrower, CLO Portfolio Seller, Monroe Capital Management LLC and the Escrow Agent.

“CLO Escrow Agreement” means the Cash Escrow Agreement, in the form attached hereto as Exhibit F, by and among Lender, Borrower, CLO Portfolio Seller, Monroe Capital Management LLC and the Escrow Agent.

“CLO Best Efforts Letter Agreement” means the letter agreement attached hereto as Exhibit J, among Monroe Capital Management LLC, as collateral manager of the CLO Portfolio Seller, the CLO Portfolio Seller, Investment Advisor, and the Borrower and acknowledged by the Lender.

“CLO Purchase and Sale Agreement” means the Loan Purchase and Sale Agreement, in the form attached hereto as Exhibit G, by and between the Borrower, as purchaser, and the CLO Portfolio Seller, as seller, and acknowledged by the Lender, for the purchase of Portfolio Investments.

“CLO Portfolio Seller” means MC Funding, Ltd., an exempted company incorporated under the laws of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means ING Capital LLC in its capacity as Collateral Agent and any of its successors in such capacity under the Guarantee and Security Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Custodian” means U.S. Bank National Association. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custody Control Agreement” means the Custody Control Agreement, dated as of the date hereof, by and among the Borrower, Collateral Agent and the Custodian.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are first satisfied (or waived in accordance with Section 8.02).

“Eligible Portfolio Investment” has the meaning set forth in the Revolving Loan Facility.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan that is intended to qualify under Section 401(a) of the Code, the occurrence of any event that could reasonably be expected to prevent or cause the loss of such qualification; (c) with respect to any Plan, the failure to satisfy the applicable minimum funding standard (as defined in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability; (h) the occurrence of any nonexempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; (i) the failure to make any required contribution to a Multiemployer Plan or failure to make by its due date any required contribution to any Plan; (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (k) the incurrence with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA that is sponsored or maintained by the Borrower or any ERISA Affiliate of any material liability for post-retirement health or welfare benefits, except as may be required by 4980B of the Code or similar laws.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreements” means the Portfolio Sellers Escrow Agreements and the CLO Buyback Escrow Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief executive officer, president, co-president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Funding Date” means the date, on or following the Effective Date, on which the conditions specified in Section 4.02 are first satisfied (or waived in accordance with Section 8.02).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation.

“Guarantee and Security Agreement” means the Guarantee, Pledge and Security Agreement, dated as of the Effective Date, between the Borrower, the Revolver Administrative Agent, the Lender and each holder (or a representative or trustee therefor) from time to time of any Secured Longer-Term Indebtedness (as defined in the Revolving Credit Agreement), and the Collateral Agent.

“Guaranty Agreement” means each of: (a) the Guaranty Agreement, dated as of the date hereof, by and between Lender and Monroe Capital Management Advisors, LLC and (b) the Guaranty Agreement, dated as of the date hereof, by and between Lender and Monroe Capital Management LLC.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits, loans or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at that time and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment or (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment.

“Indenture” means the Indenture, dated as of December 21, 2006, among MC Funding Ltd., an exempt company with limited liability incorporated under the laws of the Cayman Islands, MC Funding 2006-LLC, a limited liability company organized and existing under the laws of the State of Delaware, and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee and as securities intermediary, as supplemented by the Supplemental Indenture No. 1, dated August 18, 2009, the Supplemental Indenture No. 2, dated July 20, 2010, and as further amended, supplemented or otherwise modified from time to time.

“ING” means ING Capital LLC.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) or (c) Hedging Agreements.

“Investment Advisor” means Monroe Capital BDC Advisors, LLC, a Delaware limited liability company, or, except as such term is used in Section 3.16 hereof, an Affiliate thereof.

“Investment Policies” means the credit policies and procedures of Monroe Capital BDC Advisors, LLC as in existence on the Effective Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“IPO” means the initial public offering of the Borrower’s common stock pursuant to an effective Registration Statement under the Securities Act.

“IPO Pricing” has the meaning assigned to such term in Section 5.09.

“Lender” means ING and its permitted successors and assigns.

“Lender’s Account” means an account designated by the Lender.

“LIBO Rate” means, to the extent required to establish the Alternate Base Rate, the British Bankers’ Association Interest Settlement Rate per annum for deposits in U.S. dollars for a three-month Interest Period appearing on the display designated as Reuters Screen LIBOR01 Page as of 11:00 a.m., London time on the day that is two (2) Business Days prior to the Funding Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof.

“Loan Documents” means, without duplication, the Term Loan Documents and the Revolving Loan Documents.

“Loan” means the term loan made by the Lender to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Borrower and its Subsidiaries (taken as a whole) and other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Lender thereunder or the ability of the Obligors to perform their respective obligations thereunder or (c) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of any Obligor (other than the Borrower).

“Material Indebtedness” means the Revolving Indebtedness.

“Maturity Date” means the earliest of (a) four (4) Business Days after the date of the IPO Pricing, (b) the date on which the IPO is consummated and the Borrower receives the net cash proceeds from the IPO and (c) the date on which an Event of Default has occurred and is continuing.

“Maximum Loan Amount” means $67,505,085.45; provided, however, that if there occurs a material disruption or material change in any financial, banking or capital market on or prior to the Funding Date, the term “Maximum Loan Amount” shall mean an amount determined by Lender in its sole and absolute discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligors” means, collectively, Monroe Capital Management LLC, Monroe Capital Management Advisors, LLC, the Borrower and any Subsidiary Guarantors.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Term Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Term Loan Document.

“Patriot Act” means USA Patriot Act Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means Theodore Koenig, Michael Egan, Jeremy VanDerMeid and Thomas Aronson.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 and 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by and between Theodore Koenig and the Collateral Agent, which shall be non-recourse to Theodore Koenig.

“Portfolio Investment” means any Investment held by the Borrower that is (a) specified on Schedule 3.17 and in the Borrower’s Registration Statement on Form N-2, dated October 15, 2012, and (b) covered by the Third-Party Valuation Opinion.

“Portfolio Sellers” means each of the CLO Portfolio Seller and the SBIC Portfolio Seller.

“Portfolio Sellers Assignment and Assumption Agreements” means (a) each assignment and assumption agreement or any other similar agreements executed by and among the Borrower, the CLO Portfolio Seller and the underlying agent, as applicable, and (b) each assignment and assumption agreement or any other similar agreements executed by and between the Borrower and the SBIC Portfolio Seller, in each case in form and substance satisfactory to the Lender, and pursuant to which the Portfolio Investments are transferred from the applicable Portfolio Seller to the Borrower.

“Portfolio Sellers Escrow Agreements” means the CLO Escrow Agreement and the SBIC Escrow Agreement.

“Portfolio Sellers Purchase and Sale Agreements” means the CLO Purchase and Sale Agreement and the SBIC Purchase and Sale Agreement.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

“Purchase and Sale Agreements” means (a) the Portfolio Sellers Purchase and Sale Agreements, (b) the CLO Buyback Purchase and Sale Agreement, (c) the Portfolio Sellers Assignment and Assumption Agreements and (d) the Borrower Unwind Agreements.

“Registration Period” means, prior to the Unwind, if any, the period during which the Borrower’s BDC Election remains effective.

“Registration Statement” means the registration statement of the Borrower on the Form N-2/A, filed with the SEC on October 15, 2012, that covers shares of common stock of the Borrower, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated or deemed by securities laws to be incorporated by reference therein.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repurchase Default” means the occurrence of any of the following: (i) the failure by the Borrower to satisfy the IPO Condition set forth in Section 5.09(b) and the full Buyback/Rescission Obligation is not consummated with respect to each Portfolio Investment within five (5) Business Days of the date set forth in Section 5.09(b) or (ii) the failure of the Borrower to satisfy the IPO Condition set forth in Section 5.09(d) and the full Buyback/Rescission Obligation is not consummated with respect to each Portfolio Investment within five (5) Business Days of the date set forth in Section 5.09(d).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries.

“Revolving Administrative Agent” means the “Administrative Agent” as defined in the Revolving Credit Facility.

“Revolving Credit Facility” means the Senior Secured Revolving Credit Agreement, dated as of the date hereof, among the Borrower, the Revolving Lenders party thereto and ING, as administrative agent.

“Revolving Indebtedness” means, collectively, all obligations of the Borrower to the Revolving Lenders and the Revolving Administrative Agent under the Revolving Credit Facility and the other Revolving Loan Documents, including in each case in respect of the principal of and interest on the loans made thereunder, and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Revolving Administrative Agent or the Revolving Lenders or any of them under or in respect of the other Revolving Loan Documents, and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding.

“Revolving Lenders” means the “Lenders” as defined in the Revolving Credit Facility.

“Revolving Loan Documents” means the “Loan Documents” as defined in the Revolving Credit Facility.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Code.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBA Consent” means the written consent of the SBA approving the Borrower’s acquisition of the Investments acquired pursuant to the SBIC Purchase Agreement.

“SBIC Escrow Agreement” means the Cash Escrow Agreement, in the form attached hereto as Exhibit H, by and among Lender, Borrower, the SBIC Portfolio Seller, Monroe Capital Management LLC and the Escrow Agent, in respect of the account in which the funds paid by the Borrower to the SBIC Portfolio Seller pursuant to the SBIC Purchase and Sale Agreement will be deposited.

“SBIC Best Efforts Letter Agreement” means the letter agreement attached hereto as Exhibit K among Monroe Capital Partners Fund Advisors, Inc., the SBIC Portfolio Seller, Investment Advisor and the Borrower and acknowledged by the Lender.

“SBIC Portfolio Seller” means Monroe Capital Partners Fund, LP, a Delaware limited partnership.

“SBIC Purchase and Sale Agreement” means the Loan Purchase and Sale Agreement, in the form attached hereto as Exhibit I, by and among the Borrower, as purchaser, and the SBIC Portfolio Seller, as seller, and acknowledged by the Lender, for the purchase of Portfolio Investments.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Custody Control Agreement, the Pledge Agreement, each Guaranty Agreement, each control agreement, each Purchase and Sale Agreement, the Escrow Agreements, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Solvent” means, with respect to any Obligor, that as of the date of determination, both (a) (i) the sum of such Obligor’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and the Funding Date and reflected in any projections delivered to the Lender or with respect to any transaction contemplated or undertaken after the Effective Date, and (iii) such Obligor has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Obligor is “solvent” within the meaning given to such term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or is required to be a Guarantor under the Guarantee and Security Agreement.

“Taxes” means any and all present or future taxes levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or similar amounts imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which the principal of and accrued interest on the Loan and all fees and other amounts payable hereunder shall have been paid in full (excluding, for the avoidance of doubt, any amount in connection with any contingent, unasserted indemnification obligations).

“Term Loan Documents” means, collectively, this Agreement, the Security Documents, and all documents, agreements and certificates delivered in connection therewith.

“Third-Party Valuation Opinion” means the independent third-party valuation opinion of Lincoln Partners Advisors, LLC, dated as of October 3, 2012, attesting as to the value of each Portfolio Investment and in a form satisfactory to the Lender.

“Transaction Documents” means the Loan Documents, the Purchase and Sale Agreements, the Escrow Agreements, the Affiliate Agreements, the Underwriting Agreement and all other documents entered into in connection with the Transactions.

“Transactions” means each of the transactions contemplated by the Transaction Documents (including without limitation, the borrowing of the Loan and the Acquisition).

“Underlying Instruments” means (a) the Indenture and (b) all credit agreements, indenture, note purchase agreements, notes, security agreements, leases, financing statements, guaranties and other contracts, agreements, instruments, and other papers evidencing, securing, guaranteeing or otherwise relating to any Portfolio Investment.

“Underwriters” means the several underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means that certain Underwriting Agreement, by and among the Borrower, the Investment Advisor, Monroe Capital Management Advisors, LLC, Monroe Capital, LLC, and Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C. and Janney Montgomery Scott LLC, as representatives of the Underwriters, in the form attached hereto as Exhibit B.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unwind” has the meaning set forth in Section 5.10.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the word “or”, when used in a list, except where otherwise indicated, has the inclusive meaning represented by the phrase “and/or”, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding the foregoing or anything herein to the contrary, the Borrower covenants and agrees with the Lender that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 or Accounting Standard Codification 825, all determinations relating to fair value accounting for liabilities or compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 or Accounting Standard Codification 825.

ARTICLE II

THE TERM LOAN

SECTION 2.01. Agreement to Make the Loan. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Lender agrees to make a single Loan to the Borrower on the Funding Date in an amount equal to the Maximum Loan Amount. Amounts prepaid or repaid in respect of the Loan may not be reborrowed.

SECTION 2.02. Procedure for Borrowing the Loan

(a) The Borrower shall notify the Lender of such request by telephone not later than noon, New York City time, on the same Business Day as the date of the borrowing of the Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower.

(b) After receipt of such written request and upon fulfillment of the applicable conditions set forth herein (including Article IV), the Lender shall make (but in no event prior to the proposed date of the borrowing of the Loan set forth in such request) such funds available to the Borrower by disbursing the Loan to the Borrower’s account set forth on Schedule 2.02.

SECTION 2.03. Repayment.

(a) Subject to, and in accordance with, the terms of this Agreement, the Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Loan on the Maturity Date.

(b) Unless previously terminated, the Lender’s commitment to make the Loan shall automatically terminate at 5:00 p.m. (New York City time) on October 25, 2012.

SECTION 2.04. Prepayment.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loan, in whole, subject to the requirements of this Section.

(b) Manner of Payment. Prior to any repayment or prepayment of the Loan hereunder, the Borrower shall notify the Lender of such intended repayment or prepayment by telephone (confirmed by telecopy) not later than the time set forth in Section 2.04(d) prior to the scheduled date of such repayment or prepayment.

(c) Mandatory Prepayments due to Certain Events. In the event the Borrower or any other Obligor shall receive any net cash proceeds from the IPO, the Borrower shall, not later than one Business Day following the receipt of such net cash proceeds, prepay the Loan in full.

(d) Notices, Etc. The Borrower shall notify the Lender by telephone (confirmed by telecopy) promptly before any repayment or prepayment hereunder. Each such notice shall be irrevocable and shall specify the repayment or prepayment date, and a detailed calculation itemizing each amount being paid. Each repayment or prepayment shall be accompanied by accrued interest and all other fees, costs and expenses due under any of the Term Loan Documents.

SECTION 2.05. Payment of Fees and Expenses. Any fees representing the Borrower’s reimbursement obligations (including, without limitation, pursuant to Section 8.03 hereof) for expenses not paid shall be due on the Maturity Date. Fees shall not be refundable under any circumstance and shall be paid in Dollars.

SECTION 2.06. Interest.

(a) Loan. The Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Default Interest. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing under this Agreement or the other Term Loan Documents, the interest applicable to the Loan shall accrue, and any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2%, plus the rate applicable to the Loan as provided in paragraph (a) of this Section. The Administrative Agent will provide written notice to the Borrower upon the implementation of any interest pursuant to this Section 2.06(b). In addition, if such Event of Default constitutes a Repurchase Default, the Borrower shall be required to pay to the Lender an amount equal to all interest and other amounts accruing or paid or payable to the Borrower with respect to each Portfolio Investment that has not been purchased under the Buyback/Rescission Obligation for the period, with respect to such Portfolio Investment, commencing on the date of the Repurchase Default and ending on the date on which the Buyback/Rescission Obligation with respect to such Portfolio Investment has been consummated in full.

(c) Payment of Interest. Accrued interest on the Loan shall be payable in arrears, in Dollars, upon termination of the Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate shall be determined by the Lender and such determination shall be conclusive absent manifest error.

SECTION 2.07. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for account of, or credit extended by, the Lender; or

(ii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then, upon Lender providing Borrower with reasonable detail of the calculation of such reduction, the Borrower will pay to the Lender, in Dollars, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s parent, if any, as a consequence of this Agreement or the Loan made by the Lender, to a level below that which the Lender or the Lender’s parent could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s parent with respect to capital adequacy or liquidity position), by an amount deemed to be material by the Lender, then the Borrower will pay to the Lender, in Dollars, such additional amount or amounts as will compensate the Lender or the Lender’s parent for any such reduction suffered.

(c) Certificates from the Lender. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate on the Maturity Date.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of the Lender’s right to demand such compensation.

SECTION 2.08. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Term Loan Document shall be made free and clear of and without deduction for any Taxes.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender for and, promptly upon written demand therefor, pay the full amount of any Taxes or Other Taxes (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08(c)) paid by the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

SECTION 2.09. Payments Generally.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.07, or 2.08, or otherwise) or under any other Term Loan Document (except to the extent otherwise provided therein) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Lender’s Account.

All amounts owing under this Agreement (including fees, payments required under Sections 2.07 and 2.08 or under any other Term Loan Document are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

SECTION 3.01. Organization; Powers. Each Obligor, as applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Obligor, as applicable. There is no existing default under the charter, by-laws or other organizational documents of any Obligor or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary stockholder action and the Board of Directors of the Borrower and its Subsidiaries, respectively, have approved the Transactions contemplated herein. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Transaction Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority (including the Investment Company Act and the rules, regulations and orders issued by the SEC thereunder), (c) will not violate or result in a default in any material respect under any (i) indenture, agreement or other instrument binding upon any Obligor or assets, or give rise to a right thereunder to require any payment to be made by any such Person or (ii) any Underlying Instrument, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of any Obligor.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) Financial Statements of Borrower and its Subsidiaries. The financial statements delivered to the Lender by the Borrower pursuant to Section 4.01(c)(i) present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the end of and for the period ending September 30, 2012 in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. None of the Borrower or any of its Subsidiaries has any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(b) Financial Statements of Monroe Capital Management Advisors LLC. The financial statements delivered to the Lender by the Borrower pursuant to Section 4.01(c)(iii) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Monroe Capital Management Advisors LLC as of the end of and for the applicable period in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. Neither Monroe Capital Management Advisors LLC nor Monroe Capital Management LLC has any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(c) No Material Adverse Effect. With respect to the Borrower, since September 30, 2012, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. With respect to each of Monroe Capital Management LLC and Monroe Capital Management Advisors LLC, since December 31, 2011, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any other Obligor (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement or the Transactions.

SECTION 3.06. Compliance with Laws and Agreements. Each Obligor is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Obligor is subject to any contract, instrument, constitutional or other arrangement, the performance of which could reasonably be expected to result in a Material Adverse Effect. No Obligor is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound (other than any agreement or instrument evidencing Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Taxes. Each of the Borrower and its Subsidiaries has timely filed or has caused to be timely filed all U.S. federal, state and material local Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and has paid all Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges are adequate. Neither the Borrower nor any of its Subsidiaries has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign Taxes or other impositions, and no Tax lien has been filed with respect to the Borrower or any of its Subsidiaries. There is no proposed Tax assessment against the Borrower or any of its Subsidiaries, and there is no basis for such assessment. The period within which United States federal income Taxes may be assessed against any of the Borrower or any of its Subsidiaries has expired for all taxable years ending on or before December 31, 2006.

SECTION 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Disclosure.

(a) All written reports, financial statements, certificates and other written information (other than projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature) which has been made available to the Lender by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement or delivered under any Transaction Document, taken as a whole, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein at the time made and taken as a whole not misleading in light of the circumstances under which such statements were made; and

(b) All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement or delivered under any Transaction Document are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Borrower) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

SECTION 3.10. Investment Company Act; Margin Regulations.

(a) Investment Company Act. The Borrower (a) is not an “investment company” or a company controlled by a “registered investment company,” (b) has not elected to be regulated as a “business development company” within the meaning of the Investment Company Act (prior to the advance of funds hereunder), and (c) is not a RIC.

(b) Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock. Neither the Borrower nor any of its Subsidiaries own any Margin Stock.

(c) Investment Policies. The Borrower is in compliance in all material respects with the Investment Policies.

SECTION 3.11 Material Agreements and Liens.

(a) Material Agreements. Other than the Loan Documents, neither the Borrower nor any of its Subsidiaries is party to any credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Effective Date or on the Funding Date.

(b) Liens. The Borrower and its Subsidiaries own all of the Collateral, free and clear of all Liens, except for Permitted Liens and Liens pursuant to the Escrow Agreements.

SECTION 3.12 Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Schedule 3.12(a) is a complete and correct list of all of the Subsidiaries of the Borrower, including for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 3.12(a), (x) the Borrower owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Schedule 3.12(a), and (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable.

(b) Investments. Set forth in Schedule 3.12(b) is a complete and correct list of all Investments held by the Borrower or any of its Subsidiaries in any Person (proforma for the acquisition of the Portfolio Investments being acquired with the proceeds hereof) and, for each such Investment, (i) the identity of the Person or Persons holding such Investment, (ii) the nature of such Investment, (iii) the amount of such Investment, (iv) the rate of interest charged for such Investment, (v) the value assigned to such Investment by the Board of Directors of the Borrower and value with respect to such Investment set forth in the Third-Party Valuation Opinion and (vi) the transferor of such Investment. Each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), all such Investments.

SECTION3.13 Properties.

(a) Title Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 Solvency. The Borrower is Solvent on an unconsolidated basis. Each Subsidiary of the Borrower is Solvent on a consolidated basis with the Borrower. Each Obligor (other than the Borrower) is Solvent on an unconsolidated basis.

SECTIONA 3.15 Affiliate Agreements. The Borrower has heretofore delivered to the Lender true and complete copies of each of the Affiliate Agreements (including any schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder) and, other than the Affiliate Agreements, the Purchase and Sale Agreements and the Escrow Agreements, there is no contract, agreement or understanding between the Borrower or any of its Subsidiaries on one hand, and any Affiliate of the Borrower or any of its Subsidiaries on the other hand. The Affiliate Agreements are enforceable and are legally valid and binding obligations of each party thereto and are in full force and effect.

SECTION 3.16. Capitalization.

(a) The authorized and outstanding Equity Interests of each Obligor and the Investment Advisor are set forth on Schedule 3.16. All of the outstanding Equity Interests of each Obligor and the Investment Advisor are validly issued, fully paid and non-assessable and are owned by the equity holders and in the amounts set forth on Schedule 3.16. None of the outstanding Equity Interests of any Obligor or the Investment Advisor was issued in violation of any law, including, without limitation, state and federal securities laws. There are no Liens on or with respect to any such Equity Interests other than pursuant to the Pledge Agreement.

(b) There are no outstanding (i) securities convertible into or exchangeable for Equity Interests of any Obligor or the Investment Advisor; (ii) options, warrants or other rights to purchase or subscribe for Equity Interests of any Obligor or the Investment Advisor or (iii) other than the Underwriting Agreement, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Equity Interests of any Obligor or the Investment Advisor. Other than the Underwriting Agreement, there is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from any Obligor or the Investment Advisor or any equity holder of any Obligor or the Investment Advisor, any ownership interest in any Obligor or the Investment Advisor, and there is no outstanding right or security of any kind convertible into such ownership interest. There are no voting trusts, proxies or other similar agreements or understandings with respect to the Equity Interests of any Obligor or the Investment Advisor.

SECTION 3.17. Portfolio Investments.

(a) The information set forth in Schedule 3.12(b) with respect to each Portfolio Investment on the Funding Date is true, accurate and complete.

(b) As of the Funding Date, the Borrower is the record and beneficial owner of, and has good and marketable title to, each Portfolio Investment pledged by it under the Security Documents, free and clear of any and all Liens, rights or claims of other Persons, except for Permitted Liens.

(c) No consent of any Person is necessary in connection with (i) the creation, perfection or first-priority status of the security interest of the Collateral Agent in any Portfolio Investment pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents, or (ii) the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.

(d) To the best of the Borrower’s knowledge, no Person is in default under or with respect to any of the Underlying Instruments.

(e) There are no unfunded commitments of the Borrower, to the best of the Borrower’s knowledge, with respect to any Portfolio Investment.

SECTION 3.18 Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Guarantee and Security Agreement), legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and, as applicable, (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

SECTION 3.19. Purchase and Sale Agreements, Escrow Agreements and Underwriting Agreement.

(a) The Borrower has delivered or otherwise made available to the Lender a complete and correct copy of the Purchase and Sale Agreements, the Escrow Agreements and the Underwriting Agreement (including, in each case, all schedules, exhibits, amendments, supplements and modifications thereto and assignments thereto). As of the Funding Date, the Purchase and Sale Agreements, the Escrow Agreements and the Underwriting Agreement are enforceable and legally valid and binding obligations of each party thereto and are in full force and effect. As of the Funding Date, neither Borrower nor its Subsidiaries, nor any other party to the Purchase and Sale Agreements or the Underwriting Agreement is in default in the performance or compliance with any provisions thereof, which, in either case, would prevent or delay (assuming no waiver of such default is given) the consummation of the transactions contemplated therein.

(b) As of the Funding Date, all approvals required to effect the Purchase and Sale Agreements, the Escrow Agreements and the Underwriting Agreement have been obtained.

(c) Each of the representations and warranties in the Purchase and Sale Agreements is true and correct in all respects as of the Funding Date (except for those which expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date). There are no agreements, undertakings or arrangements to which the Borrower or any of its Subsidiaries or Affiliates is a party or to which its properties are subject which relate to the Purchase and Sale Agreements, the Escrow Agreements or the Underwriting Agreement that have not been delivered, made available or otherwise disclosed in writing to the Lender.

(d) Each of the representations and warranties in the Underwriting Agreement given by the Borrower and its Subsidiaries is true and correct in all respects as of the Funding Date (except for those which expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all respects as of such earlier date).

SECTION 3.20. Third-Party Valuation Opinion. To the best of the Borrower’s knowledge, no facts, changes, events, developments or circumstances have occurred, arisen, come into existence or become known (or are reasonably expected to occur), which have, or would reasonably be expected to have, individually or in the aggregate, an adverse impact on the value of the Initial Investment Portfolio. The value determined by the Board of Directors of the Borrower of each Portfolio Investment is within the range specified in the Third-Party Valuation Opinion. The aggregate value (i) of the Portfolio Investments on the Effective Date, as determined by the Board of Directors of the Borrower, is $67,505,085.45 and (ii) of the Portfolio Investments on the Effective Date that are Eligible Portfolio Investments is at least $30,000,000.

SECTION 3.21. OFAC. Neither the Borrower nor any of its Subsidiaries (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 of such executive order, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 3.22. Patriot Act. Each of the Borrower and its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. This Agreement shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 8.02):

(a) Documents. The Lender shall have received each of the following documents, each of which shall be reasonably satisfactory to the Lender, and its counsel, in form and substance:

(i) Executed Counterparts. From each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii) Revolving Credit Facility. (A) A copy of the Revolving Credit Facility, fully executed by all parties thereto and (B) confirmation from the Revolving Administrative Agent that all conditions precedent set forth in the Revolving Credit Facility for effectiveness of the Revolving Credit Facility shall have been satisfied or waived by the Revolving Administrative Agent.

(iii) Guarantee and Security Agreement; Custody Control Agreement; Escrow Agreements. The Guaranty and Security Agreement, the Custody Control Agreement and the Escrow Agreements, each duly executed by the Borrower and the other parties thereto (other than the Lender), and all other documents or instruments required to be delivered by the Guaranty and Security Agreement, the Custody Control Agreement and the Escrow Agreements, respectively, in connection with the execution thereof. In addition, the Borrower shall have taken such other action (including delivering to the Collateral Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as the Collateral Agent shall have required in order to perfect the security interests created pursuant to the Security Documents.

(iv) Pledge Agreement. A copy of the Pledge Agreement, duly executed by Theodore Koenig and all documents or instruments required to be delivered by the Pledge Agreement (including, without limitation, the certified shares of the Borrower) in connection with the execution thereof or reasonably necessary to effect the transactions described therein.

(v) Guaranty Agreement. A copy of each Guaranty Agreement, duly executed by each party thereto (other than the Lender), and all documents or instruments required to be delivered by the Guaranty Agreement in connection with the execution thereof or reasonably necessary to effect the transactions described therein.

(vi) Borrowing Request. The Borrowing Request required by Section 2.02 hereof.

(vii) Opinion of Counsel. A favorable written opinion (addressed to the Lender and dated the Effective Date) of (a) Nelson Mullins Riley & Scarborough LLP, counsel for the Obligors, (b) Edwards Wildman Palmer LLP, counsel for the SBIC Portfolio Sellers, (c) Katten Muchin & Rosenman LLP, counsel for Monroe Capital Management LLC, as the collateral manager of the CLO Portfolio Seller and (d) Maples and Calder, Caymans Islands local counsel to the CLO Portfolio Sellers, each in form and substance reasonably acceptable to the Lender and covering such matters as the Lender and its counsel may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lender).

(viii) Corporate Documents. A certificate of the secretary or assistant secretary of each Obligor, dated the Effective Date, certifying that attached thereto is (A) a true and complete copy of the organizational documents of each Obligor certified (to the extent applicable) as of a recent date by the appropriate governmental official, (B) signature and incumbency certificates of the officers of such Person executing this Agreement and the other Transaction Documents, or any other document delivered in connection herewith or therewith, to which it is a party, (C) a true and complete copy of the resolutions of the Board of Directors of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound as of the Effective Date and, in the case of the Borrower, authorizing and approving the borrowings hereunder and the consummation of the Acquisitions, and that such resolutions are in full force and effect without modification or amendment, (D) a good standing certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation, organization or formation, dated a recent date prior to the Effective Date, (E) a true and complete copy of the Third-Party Valuation and a statement that, to the best of the Borrower’s knowledge, the same has not been rescinded or modified and (F) such other documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Lender and its counsel.

(ix) Officer’s Certificate. A certificate, dated the Effective Date, and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.01.

(x) Purchase and Sale Agreements, etc. A copy of each Purchase and Sale Agreement specified in clauses (a) and (b) of the definition thereof, duly executed by each party thereto.

(xi) Letter Agreements. A copy of the CLO Best Efforts Letter Agreement and the SBIC Best Efforts Letter Agreement, duly executed by each party thereto.

(b) Liens. The Lender shall have received results of a recent lien search in each relevant jurisdiction with respect to the Borrower, its Subsidiaries and Theodore Koenig, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted under Section 6.02. All UCC financing statements, control agreements and other documents or instruments required to be filed or executed and delivered in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected (subject to Permitted Liens) security interest in the Collateral (to the extent that such a security interest may be perfected by filing, possession or control under the Uniform Commercial Code) shall have been properly filed (or provided to the Administrative Agent) or executed and delivered in each jurisdiction required.

(c) Financial Statements. (i) The Lender shall have received prior to the execution of this Agreement the final version, approved by the Board of Directors of the Borrower, of the consolidated statement of assets and liabilities and the special purpose schedule of investments of the Borrower as of and for the fiscal period ended September 30, 2012, all certified in writing by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; (ii) the Lender shall have received prior to the execution of this Agreement the consolidated statement of assets and liabilities and the related consolidated statements of operations, changes in net assets and cash flows of Monroe Capital Management Advisors LLC (which, for the avoidance of doubt, include Monroe Capital Management LLC) as of and for the fiscal period ended December 31, 2011, all certified in writing by a financial officer of Monroe Capital Management Advisors LLC as presenting fairly in all material respects the financial condition and results of operations of Monroe Capital Management Advisors LLC and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (subject to the absence of footnotes); and (iii) the Lender shall have received any other financial statements of any of the Obligors it shall reasonably request.

(d) Consents. The Borrower shall have obtained and delivered to the Lender certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower, all pledgors and guarantors in connection with the Transactions (including without limitation, the SBA Consent), and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loan shall be ongoing.

(e) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or threatened in any court or before any arbitrator or Governmental Authority that relates to the Transactions or that could have a Material Adverse Effect.

(f) Solvency Certificate. On the Effective Date, the Lender shall have received a solvency certificate of the chief financial officer of the Borrower dated as of the Effective Date and addressed to the Lender, and in form, scope and substance reasonably satisfactory to the Lender, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, (a) the Borrower will be Solvent on an unconsolidated basis, and (b) each Subsidiary Guarantor will be Solvent on a consolidated basis with the Borrower. On the Effective Date, the Lender shall have received a solvency certificate of the chief financial officer of each Obligor (other than the Borrower) dated as of the Effective Date and addressed to the Lender, and in form, scope and substance reasonably satisfactory to the Lender, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions such Obligor will be Solvent on a unconsolidated basis.

(g) Representations and Warranties. Each of the representations and warranties of the Borrower set forth in this Agreement and in the other Transaction Documents shall be true and correct in all respects on and as of the Effective Date, or, as to any such representation or warranty that refers to a specific date, as of such specific date.

(h) Due Diligence. The Lender shall have completed to its satisfaction, and the satisfaction of its counsel, confirmatory legal due diligence on the Borrower and its Subsidiaries.

(i) Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or under any Material Indebtedness immediately before and after giving effect to the Transactions on the Effective Date.

(j) Patriot Act. The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Lender.

(k) Other Documents. The Lender shall have received such other documents as the Lender may reasonably request in form and substance satisfactory to the Lender.

The contemporaneous exchange and release of executed signature pages by each of the Persons contemplated to be a party hereto shall render this Agreement effective and any such exchange and release of such executed signature pages by all such persons shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above.

SECTION 4.02. Funding Date. The obligation of the Lender to make the Loan hereunder on the Funding Date shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 8.02):

(a) Documents. The Lender shall have received each of the following documents, each of which shall be reasonably satisfactory to the Lender, and its counsel, in form and substance:

(i) Purchase and Sale Agreements, etc. Executed copies of each of the Purchase and Sale Agreements specified in clauses (c) and (d) of the definition thereof; provided that the Borrower Unwind Agreements specified in clause (a) of the definition thereof shall be delivered to the Escrow Agent duly executed, to be held in escrow until the sooner of the exercise of the Buyback/Rescission Obligation and the consummation of the IPO.

(ii) Officer’s Certificate. A certificate, dated the Funding Date, and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.

(b) Portfolio Fair Value. The Lender shall have received a certificate of the chief financial officer of the Borrower certifying in writing, as of the Funding Date, that the Borrower has conducted an internal review of the value of each Portfolio Investment on the Funding Date and that the Borrower is not aware of any matter or event that would adversely impact or affect the value of any such Portfolio Investment as specified in the Third-Party Valuation Opinion.

(c) Underwriting Agreement. The Underwriting Agreement shall have been fully negotiated and in form and substance satisfactory to Lender and its counsel, and Lender shall have had a discussion, on the Funding Date, with each of the Underwriters, and Lender shall be reasonably satisfied that the Underwriters have firm orders for shares of common stock of the Borrower in an amount equal to at least $65,000,000.

(d) Escrow Accounts. The cash consideration paid by the Borrower to acquire the Portfolio Investments pursuant to the Portfolio Sellers Purchase and Sale Agreements shall have been, or shall simultaneously on the Funding Date be, deposited with the Escrow Agent pursuant to the Portfolio Sellers Escrow Agreements.

(e) Representations and Warranties. Each of the representations and warranties of the Borrower set forth in this Agreement and in the other Transaction Documents shall be true and correct in all respects on and as of the Funding Date, or, as to any such representation or warranty that refers to a specific date, as of such specific date.

(f) Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or under any Material Indebtedness immediately before and after giving effect to the Transactions on the Funding Date, any incurrence of Indebtedness hereunder and the use of the proceeds hereof on a pro forma basis.

(g) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or threatened in any court or before any arbitrator or Governmental Authority that relates to the Transactions or that could have a Material Adverse Effect.

(h) Solvency Certificate. On the Funding Date, the Lender shall have received a solvency certificate of the chief financial officer of the Borrower dated as of the Funding Date and addressed to the Lender, and in form, scope and substance reasonably satisfactory to the Lender, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, (a) the Borrower will be Solvent on an unconsolidated basis, and (b) each Subsidiary Guarantor will be Solvent on a consolidated basis with the Borrower. On the Funding Date, the Lender shall have received a solvency certificate of the chief financial officer of each Obligor dated as of the Funding Date and addressed to the Lender, and in form, scope and substance reasonably satisfactory to the Lender, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, such Obligor will be Solvent on a unconsolidated basis.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lender that:

SECTION 5.01. Financial Statements and Other Information. The Borrower shall furnish to the Lender, promptly following any request therefor, such information regarding the operations, business affairs and financial condition of any of the Obligors, or compliance with the terms of this Agreement and the other Transaction Documents, as the Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will immediately furnish to the Lender written notice of the following:

(a) the occurrence of any Default;

(b) the occurrence of any default or event of default under any material contractual obligation of the Borrower or any of its Subsidiaries;

(c) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting (i) the Borrower or any of its Affiliates or (ii) any of the Obligors that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(d) any order, judgment or decree having been entered against (i) the Borrower or any of its Subsidiaries or (ii) any of the Obligors, which could reasonably be expected to have a Material Adverse Effect;

(e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business, operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection; Audit Rights.

(a) Books and Records; Inspection Rights. The Borrower shall, and shall cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice to the Borrower, to (i) visit and inspect its properties, to examine and make extracts from its books and records (but, absent the continuance of an Event of Default, Borrower shall not be required to pay the costs of more than one visit per calendar year), and (ii) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that the Borrower or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records.

(b) Audit Rights. If a Default has occurred, the Borrower shall, and shall cause each of its Subsidiaries to, permit any representative designated by the Lender (including any consultants, accountants, lawyers and appraisers retained by the Lender) to, from time to time, conduct evaluations and appraisals of the Collateral. The Borrower shall pay the reasonable, documented fees and expenses of representatives retained by the Lender to conduct any such evaluation or appraisal.

SECTION 5.07. Compliance with Laws and Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority applicable to it (including orders issued by the SEC) or its property and all indentures, agreements and other instruments, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall comply with the Underwriting Agreement and take all action required thereunder. During the Registration Period the Borrower shall, and shall cause its Subsidiaries at all times to (a) comply in all respects with the portfolio diversification and all other requirements set forth in the Investment Company Act applicable to business development companies and (b) subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

SECTION 5.08. Use of Proceeds. The Borrower shall use the proceeds of the Loan solely to acquire the Portfolio Investments. For the avoidance of doubt, no part of the proceeds of the Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

SECTION 5.09. IPO Conditions.

(a) On the Funding Date (following the consummation of the transactions under the Portfolio Sellers Purchase and Sale Agreements and the funding of the Loan), the Borrower shall, or shall cause the following to occur (except that the registration statement referred to in clause (iii) of this Section 5.09(a) may be filed prior to the Funding Date):

(i) the filing of a Form N-54A electing the Borrower to be regulated as a “business development company” under the Investment Company Act (the “BDC Election”);

(ii) the final amendments to the Registration Statement, in form and substance reasonably satisfactory to the Lender, to be filed with the SEC, and the Registration Statement, as amended thereby, to be declared effective by the SEC; and

(iii) the filing of a registration statement on Form 8-A, in form and substance reasonably satisfactory to the Lender, with the SEC.

(b) Within one (1) Business Day after the Funding Date the Borrower shall cause the pricing of the IPO to occur and the Underwriting Agreement (in the form attached hereto as Exhibit B with such changes as to which the Lender shall consent (such consent not to be unreasonably withheld if such changes are not adverse to the Lender)) to have been duly executed and delivered by each party thereto and to be effective, and a fully executed copy of the Underwriting Agreement to be delivered to Lender along with any other evidence reasonably requested by the Lender to prove that such agreement is effective (the “IPO Pricing”).

(c) Within two (2) Business Days after the Funding Date, the Borrower’s common stock shall have commenced trading on the NASDAQ exchange on a “when-issued” basis.

(d) Within four (4) Business Days after the IPO Pricing:

(i) the Borrower shall, or shall cause each other document or action to be taken as may be required by the Underwriters to expedite or facilitate the settlement of the IPO; and

(ii) the IPO shall have been consummated, whereby the aggregate cash proceeds thereof received by the Borrower (net of all fees, commissions, costs and other expenses incurred in connection therewith) are not less than $60,000,000 (the covenants set forth in clauses (a) – (d) of this Section 5.09 are referred to herein as, the “IPO Conditions”).

SECTION 5.10. Unwind. If any of the IPO Conditions (other than the condition set forth in Section 5.09(a)(i)) are not satisfied and the Borrower has filed an election on Form N-54A to be regulated as a “business development company”, then the Borrower shall immediately take all action necessary so that it is no longer regulated as a business development company (the “Unwind”).

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lender that:

SECTION 6.01. Indebtedness. The Borrower will not nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except Indebtedness created hereunder or under any other Loan Document; provided that until the Termination Date there shall be no Revolving Indebtedness outstanding.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except (a) Liens created pursuant to the Security Documents (including, without limitation, Liens with respect to the Revolving Credit Facility), and (b) Liens upon deposits of cash in favor of banks or other depositary institutions, solely to the extent that such Liens are incurred in the ordinary course of business and are subject to the Custody Control Agreement (collectively, “Permitted Liens”);

SECTION 6.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Except for the Transactions, the Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person. Except for the Transactions, the Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired.

SECTION 6.04. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except for the Investments set forth on Schedule 3.12(b) to the extent such Portfolio Investments are permitted under the Investment Company Act (to the extent such applicable Person is subject to the Investment Company Act) and the Investment Policies.

SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

SECTION 6.06. Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any respect, or imposes adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property.

SECTION 6.07. Transactions with Affiliates. Except for transactions provided on Schedule 6.07 (or other transactions entered into in the ordinary course of Borrower’s business and upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate), the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement.

SECTION 6.08. Lines of Business . The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than holding the Portfolio Investments, satisfying the IPO Conditions and complying with the Transaction Documents.

SECTION 6.09. No Further Negative Pledge . The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except for this Agreement and the other Loan Documents. Neither the Borrower nor any Subsidiary shall be a party to any agreement, other than the Transaction Documents.

SECTION 6.10. Modifications of Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of the Purchase and Sale Agreements specified in clauses (c) and (d) of the definition thereof, the Escrow Agreements, the Affiliate Agreements or the Underwriting Agreement without the Lender’s consent (not to be unreasonably withheld or delayed if it is not adverse to the Lender).

SECTION 6.11. Deposit and Securities Accounts . The Borrower will not, and will not permit any of its Subsidiaries to, have a deposit account or a securities account, other than such accounts that are subject to the Custody Control Agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Term Loan Document, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect);

(d) any party to this Agreement or any other Transaction Document (other than the Lender) shall fail to perform, comply with or observe any term, covenant, condition or agreement applicable to it contained in this Agreement (other than those specified in clause (a), (b), or (o) of this Article) or the other Transaction Documents;

(e) an Event of Default (each as defined in the Revolving Credit Facility) shall have occurred and be continuing under the Revolving Credit Facility;

(f) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity, (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (iii) results in a breach or default under the Underwriting Agreement or any Purchase and Sale Agreement.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets;

(h) any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money shall be rendered against any Obligor or any combination thereof;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) the Liens created by the Security Documents shall not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent (or any Obligor or any Affiliate of an

Obligor shall so assert in writing), free and clear of all other Liens (other than Permitted Liens), except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement or to make or maintain any required UCC filings;

(n) except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor, or there shall be any actual invalidity of any guaranty thereunder or any Obligor or any Affiliate of an Obligor shall so assert in writing;

(o) the failure of any of the IPO Conditions to occur within the applicable time periods specified in Section 5.09;

(p) a Material Adverse Effect shall have occurred; or

(q) the transactions contemplated by the Purchase and Sale Agreements, including without limitation the exercise of the Buyback/Rescission Obligation, violates the terms of any Underlying Instrument.

then, and in every such event, and at any time thereafter during the continuance of such event the commitment of the Lender to make the Loan hereunder shall automatically and immediately terminate and the Loan shall be due and payable in whole and thereupon the principal of the Loan, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Term Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Lender and the Collateral Agent shall have all rights provided by law and the Term Loan Documents (including without limitation the Pledge Agreement) or otherwise, including the right to, among other things, exercise the Buyback/Rescission Obligation under the Purchase and Sale Agreements (including the consummation of the transactions described in the Borrower Unwind Agreements), on behalf of the Borrower and the Secured Parties and cause all amounts being held pursuant to the Escrow Agreements to be distributed to the Lender to pay the Loan and the other obligations of the Obligors hereunder and under the other Term Loan Documents. In connection with the foregoing, the Borrower shall use its best efforts to cause any administrative agent under the credit documents relating to the Portfolio Investments to execute the Borrower Unwind Agreements (to the extent necessary to effect the Buyback/Rescission Obligation).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at:

Monroe Capital Corporation

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Attention: Theodore L. Koenig

Telephone: (312) 523-2360

Fax: (312) 258-8350

With a copy to:

Monroe Capital BDC Advisors, LLC

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Attention: Theodore L. Koenig

Telephone: (312) 523-2360

Fax: (312) 258-8350

With a copy to:

Monroe Capital, LLC

311 South Wacker Drive, Suite 6400

Chicago, Illinois 60606

Attention: Theodore L. Koenig

Telephone: (312) 523-2360

Fax: (312) 258-8350

With a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attention: Jon Talcott, Esq.

Telephone: (202) 712-2860

Fax: (202) 712-2806

(ii)	if to the Lender, to it at:

ING Capital LLC

1325 Avenue of the Americas

New York, New York 10019

Attention: Patrick Frisch

Telephone: (646) 424-6912

Fax: (646) 424-6919

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Jay R. Alicandri, Esq.

Telephone : (212) 698-3500

Fax: (212) 698-3599

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 8.02. Waivers; Amendments.

(a) No Deemed Waivers Remedies Cumulative. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

(c) Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, except to the extent otherwise expressly contemplated by such Security Document.

SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented and out-of-pocket costs and expenses incurred by the Lender, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of up to one counsel for the Lender and the Collateral Agent collectively (other than the allocated costs of internal counsel), the preparation and administration (other than internal overhead charges) of this Agreement and the other Transaction Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket fees, costs and expenses incurred by the Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or in connection with Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iii) and all reasonable out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.08(c)), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (other than the allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnitee.

(c) The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the Obligations of the Borrower under the preceding provisions of this subsection.

(d) [Intentionally Omitted].

(e) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of; this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loan or the use of the proceeds thereof.

(f) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (provided, that, for the avoidance of doubt, each assignee of the Lender (or its permitted successors and assigns shall be entitled to the benefits of Sections 2.07 and 2.08 to the same extent as the Lender)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Lender. Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) without the prior written consent of any Person. From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article II and Section 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) Participations. The Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement and the other Term Loan Documents (including all or a portion of its obligations to make the Loan); provided that (i) the Lender’s obligations under this Agreement and the other Term Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lenders, if any, shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Term Loan Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 2.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender. The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount and stated interest of each Participant’s interest in the Term Loan or other obligations under the Term Loan Documents held by the Lender (the “Participant Register”); provided, that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loan) to any Person except to the extent that such disclosure is necessary to establish that the Loan or such other obligation is in registered form under Treasury Regulations section 5f.103-1(c). The entries in the Participant Register shall be conclusive, absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such rights and obligations under this Agreement and the other Term Loan Documents for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for the Lender as a party hereto.

(e) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, the Lender may not assign or participate any interest in the Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.07, 2.08 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement or any of the other Term Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any of the other Term Loan Documents and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Judgment Currency. This is a loan transaction in which the specification of Dollars and payment in New York City is of the essence, and Dollars shall be the currency of account in all events relating to the Loan. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transfer to New York City under normal banking procedures does not yield the amount of Dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder into another currency (the “Other Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Lender could purchase Dollars with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder or under any other Term Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the Other Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of Dollars so purchased and transferred.

SECTION 8.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Lender or by one or more subsidiaries or affiliates of the Lender and the Borrower hereby authorizes the Lender to share any information delivered to the Lender by the Borrower or its Subsidiaries pursuant to this Agreement or the other Transaction Documents, or in connection with the decision of the Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loan or the termination of this Agreement or any provision hereof.

(b) Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other

Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) to any lender under the Revolving Credit Facility and the Revolving Administrative Agent and Collateral Agent (subject, in each case, to an agreement containing provisions substantially the same as those of this Section (which may include the Revolving Credit Facility if it contains confidentiality provisions substantially the same as those of this Section)), (h) with the consent of the Borrower, (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (k) in connection with the Lender’s right to grant security interest pursuant to Section 8.04(d) to the Federal Reserve Bank or any other central bank, or subject to an agreement containing provisions substantially the same as those of this Section, to any other pledgee or assignee pursuant to Section 8.04(d).

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including, without limitation, any Portfolio Investments), other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.14. PATRIOT Act . The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MONROE CAPITAL CORPORATION

By:
Name:
Title:

[Signature Page to the Term Loan Credit Agreement]

ING CAPITAL LLC, as Lender

By:
Name:
Title:

[Signature Page to the Term Loan Credit Agreement]